ALEXANDER & BALDWIN, INC.

2007 INCENTIVE COMPENSATION PLAN

AMENDMENT NO. 1

The Alexander & Baldwin, Inc. 2007 Incentive Compensation Plan, effective as of April 26, 2007 (the “Plan”), is hereby amended, effective June 28, 2007, as follows:

1.         The last sentence of Section III.A of Article One of the Plan is hereby deleted, and the following new sentences are added to the end of such section:

“All Awards to non-employee Board members (other than pursuant to the Automatic Grant Program) shall be made by the Compensation Committee (or subcommittee thereof) which shall at the time of any such Award be comprised solely of independent directors, as determined in accordance with the governance standards of the Stock Exchange on which the Common Stock is at the time primarily traded (the “Independent Directors”). In addition, any Awards for members of the Compensation Committee (other than pursuant to the Automatic Grant Program) must be authorized by a disinterested majority of the Independent Directors.”

2.         Section I.B.6 of Article Three of the Plan is hereby amended in its entirety to read as follows:

“6.       The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares, but only to the extent such waiver is effected in connection with (i) the Participant’s cessation of Service by reason of death, Disability, Retirement or Involuntary Termination or (ii) the consummation of a Change in Control transaction. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s cessation of Service by reason of death, Disability or Involuntary Termination or as otherwise provided in Section II of this Article Three. For purposes of this section I.B.6, Retirement shall mean (A) the Participant’s termination of Service on or after attainment of age sixty-five (65) or (B) the Participant’s approved early retirement on or after attainment of age fifty-five (55) and completion of at least five (5) years of Service.”

            3.         Except as modified by this Plan Amendment, all the terms and provisions of the Plan as in effect immediately prior to this Plan Amendment shall continue in full force and effect.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Amendment to be executed on its behalf by its duly-authorized officers on this 28th day of June 2007.

ALEXANDER & BALDWIN, INC.

By /s/ Son-Jai Paik

Its Vice President

By /s/ Alyson J. Nakamura

Its Secretary

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